UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Martingale Road Suite 2050 Schaumburg, Illinois		60173-2213
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 8, 2012, Mark Schlei was appointed as the Company’s Chief Financial Officer. Mr. Schlei, age 51, most recently served, from November 2011 to February 2012, as the Chief Financial Officer at Paperworks Industries, Inc. located in Philadelphia, Pennsylvania, engaged in the business of packaging solutions. Previously, Mr. Schlei served as the Chief Financial Officer at Thetford Corporation, located in Ann Arbor, Michigan, engaged in the business of manufacturing mobile sanitation and refrigeration products, from 2004 to 2011. In connection with his appointment, Mr. Schlei entered into an employment agreement (the “Employment Agreement”) with the Company, effective as of November 8, 2012 (the “Effective Date”).

The Employment Agreement is for at-will employment without a set term. Under the terms of the Employment Agreement, the Company will pay Mr. Schlei an annual base salary of $270,000. In addition, Mr. Schlei is eligible to receive an annual bonus of up to 40% of his annual salary, based upon the Company’s Short Term Incentive Plan program, provided certain target objectives have been attained. Mr. Schlei’s employment may be terminated: (i) by the Company or Mr. Schlei at any time for any reason; (ii) by the Company for “just cause” (as such term is defined in the Employment Agreement) and (iii) by the Company upon the disability of Mr. Schlei. If the Company terminates Mr. Schlei’s employment for any reason other than for just cause, death or disability, the Company will: (i) pay Mr. Schlei severance in an amount equal to nine (9) months of his current salary; (ii) pay Mr. Schlei nine (9) months of COBRA premiums for medical insurance for Mr. Schlei and/or his dependents if he so elects; and (iii) pay for outplacement services for Mr. Schlei in an amount not to exceed $25,000. However, if Mr. Schlei is involuntarily terminated within twelve (12) months of a Change in Control (as such term is defined in the Employment Agreement), the Company will pay Mr. Schlei severance in an amount equal to twelve (12) months of his current salary and twelve (12) months of COBRA premiums for medical insurance for Mr. Schlei and/or his dependents if he so elects. In order to receive such benefits Mr. Schlei must enter into a customary separation and release agreement.

Pursuant to the terms of the Employment Agreement, Mr. Schlei shall be eligible to participate in the Company’s long-term incentive plan. Mr. Schlei was granted 15,000 shares of restricted stock pursuant to the Company’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan (the “LTIP”). The restricted stock will vest in four equal annual amounts based on achievement of certain performance criteria for fiscal years 2013-2016, and subject to the terms of the LTIP. For the shares to vest, Mr. Schlei must be an employee of the Company when the annual report on Form 10-K is filed for the applicable year. The award is performance based in that vesting is dependent upon whether a value index is achieved.

Under the Employment Agreement, Mr. Schlei agrees: (i) not to disclose Company confidential information during the term and at all times thereafter; (ii) not to compete with the Company during the term and for a period of eighteen months thereafter; and (iii) not to solicit employees or customers during the term and for a period of eighteen months thereafter.

The description of the Employment Agreement herein is qualified in its entirety by the terms of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

As of the Effective Date, Gregory A. Slome’s employment as Chief Financial Officer of the Company ceased. In 2009, at the beginning of the Company’s turnaround, Mr. Slome had agreed to serve as a financial consultant to the Company and, as time went on, he agreed to stay on as the Chief Financial Officer. Mr. Slome’s departure from the Company will be on terms consistent with his Employment Agreement with the Company. We appreciate his efforts toward the Company’s turnaround. Mr. Slome will serve as a financial consultant to the Company after his departure as Chief Financial Officer.

A copy of the press release issued by the Company announcing these matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Employment Agreement between the Company and Mark Schlei

Exhibit 99.1	Press release dated November 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION

Dated: November 13, 2012	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief Executive Officer

Index to Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Employment Agreement between the Company and Mark Schlei

Exhibit 99.1	Press release dated November 13, 2012.